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                                                                    EXHIBIT 99.1


                                  NEWS RELEASE

                    CB&I (CHICAGO BRIDGE & IRON COMPANY N.V.)

FOR IMMEDIATE RELEASE:                     FOR FURTHER INFORMATION CONTACT:
JUNE 13, 2003                              MEDIA: BRUCE STEIMLE (832) 513-1111
                                           ANALYSTS: MARTY SPAKE (832) 513-1245


                           CB&I RESPONDS TO FTC RULING

THE WOODLANDS, TEXAS -- June 13, 2003 -- CB&I (NYSE: CBI) today responded to a ruling issued on June 12, 2003, by Administrative Law Judge D. Michael Chappell of the U.S. Federal Trade Commission ("FTC"), regarding an administrative complaint (the "Complaint") filed by the FTC on Oct. 25, 2001. The Complaint challenged CB&I's February 2001 acquisition of certain assets of the Engineered Construction Division of Pitt-Des Moines, Inc. ("PDM") that the Company acquired along with certain assets of the Water Division of PDM (together with the Engineered Construction Division, the "PDM Divisions").

         The Complaint alleged that the acquisition violated Federal antitrust laws by threatening to substantially lessen competition in four specific markets in which both CB&I and PDM competed in the United States: liquefied nitrogen, liquefied oxygen and liquefied argon (LIN/LOX/LAR) storage tanks; liquefied petroleum gas (LPG) storage tanks; liquefied natural gas (LNG) storage tanks and associated facilities; and field erected thermal vacuum chambers (used for the testing of satellites).

         The ruling found that CB&I's acquisition of PDM assets threatens to substantially lessen competition in the four markets identified above in which both CB&I and PDM participated. As a result of this finding by the FTC Administrative Law Judge, the Company has been ordered to divest within 180 days of a final order all physical assets, intellectual property and any uncompleted construction contracts of the PDM Divisions that were acquired from PDM to a purchaser approved by the FTC that is able to utilize those assets as a viable competitor.

         CB&I believes that the FTC Administrative Law Judge's ruling is inconsistent with the law and the facts presented at trial. Therefore, the Company presently intends to appeal to the full Federal Trade Commission and, if necessary, the appropriate federal appellate courts. While the timing of an appeal is always uncertain, the Company expects its appeal of the FTC Administrative Law Judge's ruling will be presented to the Commission and decided by early 2004. To the extent the Company does not prevail in that appeal, it also presently intends to appeal the ruling to the United States Circuit Court of Appeals, from which it would not expect a final decision until early in 2005. The FTC order does not become final until the Company has exhausted its appeals.

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         While the Company is unable to predict the outcome of any such appeal and is still evaluating the impact of the divestiture ordered by the judge, the Company expects the impact on its earnings during the appeal process will be minimal. However, if the judge's ruling is substantially upheld on appeal, the remedies ordered by the FTC Administrative Law Judge could have an adverse effect on the Company, including an expense relating to a potential write-down of the net book value of the divested assets.

         CB&I is a global specialty engineering, procurement and construction
(EPC) company serving customers in several primary end markets, including hydrocarbon refining, natural gas, water and the energy sector in general. We offer a complete package of design, engineering, fabrication, procurement, construction and maintenance services. Our projects include hydrocarbon processing plants, LNG terminals and peak shaving plants, bulk liquid terminals, water storage and treatment facilities, and other steel structures and their associated systems. Information about CB&I is available at www.chicagobridge.com.

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